Exhibit 99.1

News from Conduent

For Immediate Release	Conduent Incorporated 100 Campus Drive Florham Park, N.J. 07932 www.Conduent.com

Conduent Announces Agreement to Sell Portfolio of Select Customer Care Contracts

FLORHAM PARK, N.J., Oct. 1, 2018 – Conduent Incorporated (NYSE: CNDT) today announced it has entered into a definitive agreement to sell a portfolio of select standalone customer care contracts to Skyview Capital LLC, a privately held investment firm headquartered in Los Angeles, Calif.

This portfolio, which generated approximately $500 million in revenue in 2017, is part of the previously announced plan to divest $1 billion in revenue associated with non-core assets. Once this transaction closes, it will conclude that divestiture plan. This divestiture amplifies Conduent’s ability to focus on higher value-added, platform-enabled Business Services.

Moreover, this divestiture is aligned with Conduent’s strategy to reposition the company and redeploy its capital on technology investments in growing its core businesses.

The transaction, which is subject to certain regulatory approval and customary closing conditions, is expected to close during the fourth quarter of 2018.

UBS Investment Bank is serving as financial advisor and Sheppard Mullin is serving as legal counsel to Conduent.

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About Conduent
Conduent creates digital platforms and services for businesses and governments to manage millions of interactions every day for those they serve. We are leveraging the power of cloud, mobile and IoT, combined with technologies such as automation, cognitive and blockchain to elevate every constituent interaction, driving modern digital experiences that are more efficient, helpful and satisfying.

Conduent’s differentiated offerings touch millions of lives every day, including two-thirds of all insured patients in the U.S. and nearly nine million people who travel through toll systems daily. Whether it’s digital payments, claims processing, benefit administration, automated tolling, customer care or distributed learning – Conduent serves a majority of the Fortune 100 companies and more than 500 government entities. Learn more at www.conduent.com.

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Media Contacts:
Sean Collins, Conduent, +1-310-497-9205, sean.collins2@conduent.com

Investor Relations Contact:
Alan Katz, Conduent, +1-973-526-7173, alan.katz@conduent.com

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Conduent is a trademark of Conduent Incorporated in the United States and/or other countries.

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